Exhibit 99.1

Guess?, Inc. Receives Going-Private Proposal from WHP Global

LOS ANGELES – March 17, 2025 – Guess?, Inc. (NYSE: GES) (“Guess?” or the “Company”) today announced that its Board of Directors (the “Board”) has received a non-binding proposal from WHP Global through its affiliate WHP Investments, LLC, to acquire for $13.00 per share in cash the outstanding shares of Guess?, Inc., other than shares held by certain existing shareholders, including Paul Marciano, Maurice Marciano and Carlos Alberini (collectively, the “Proposed Rollover Shareholders”). The proposal contemplates that the proposed transaction would be financed through a combination of equity and third-party debt financing, as well as rollover or reinvestment by each of the Proposed Rollover Shareholders, and assumes that the Company will operate in the ordinary course of business and that there will be no material change to the strategic and operational position of the Company.

Guess? has formed a Special Committee of independent and disinterested directors of the Board (the “Special Committee”) to evaluate the proposal, with the assistance of outside financial and legal advisors, to determine the course of action that is in the best interest of Guess? and its shareholders.

There is no guarantee that any definitive offer will be made, that any agreement will be executed or that the proposed transaction in the proposal or any other transaction will be approved or completed. Guess? does not intend to comment further on this matter until the Special Committee has completed its evaluation of the proposal or until further disclosure is deemed appropriate. Guess? shareholders do not need to take any action at this time.

In April 2024, the Company partnered with WHP Global to acquire the intellectual property and operating assets of New York-based fashion brand rag & bone, a leader in the American fashion scene, with the Company directly operating rag & bone stores in the U.S. and in the U.K., and also having rag & bone available in high-end boutiques, department stores and through e-commerce globally.

About Guess?, Inc.

Guess? designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of November 2, 2024, the Company directly operated 1,057 retail stores in Europe, the Americas and Asia. The Company’s partners and distributors operated 541 additional retail stores worldwide. As of November 2, 2024, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Notice Regarding Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s expectations regarding the non-binding proposal received from WHP Global and uncertainty as to the pricing, timing or terms of any transaction with WHP Global or any other alternative transactions, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.

Factors which may cause actual results in future periods to differ materially from current expectations include uncertainties regarding whether a definitive offer will be made to the Company, whether the proposed transaction or any other transaction will be approved by the Special Committee or the Board and the final terms of a definitive agreement, if executed; the expected timing and likelihood of completion of the proposed transaction, including the timing, receipt and terms and conditions of any required shareholder, governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the transaction; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with its customers and suppliers, and on its operating results and businesses generally; litigation or administrative proceedings that may arise in connection with the proposed transaction; and other risks and uncertainties associated with the Company’s businesses set forth in the section entitled “Risk Factors” in the Company’s Securities and Exchange Commission (the “SEC”) filings, including, but not limited to, its most recent Annual Report on Form 10-K and its most recent Quarterly Reports on Form 10-Q, copies of which are on file with the SEC and available on the SEC’s website at www.sec.gov. The statements in this press release are made as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this press release, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Guess?, Inc.
Fabrice Benarouche
Senior Vice President Finance, Investor Relations and Chief Accounting Officer
(213) 765-5578
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